Exhibit 10.41

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information (indicated by [***]) has been omitted from this Exhibit 10.41 because it (i) is not material and (ii) is the type of information that the registrant both customarily and actually treats as private or confidential.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the date of the last signature below (the “Effective Date”) by and between Imunon, Inc. (“Seller”) and VoxelDox Therapeutics, Inc. (“Buyer” or the “Company”). Seller and Buyer may each be referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Seller owns or controls certain assets, rights, intellectual property, regulatory materials, data, inventory and know-how relating to a proprietary heat-activated liposomal formulation of doxorubicin designed to release doxorubicin in response to localized hyperthermia, commonly known as ThermoDox, together with the associated development program (collectively the “ThermoDox program” or “ThermoDox”);

WHEREAS, Buyer desires to acquire, and Seller desires to sell, assign, transfer, convey and deliver, the Purchased Assets, as defined below, on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.0 Purchased Assets and Technology Transfer.

1.1 Under the terms and subject to the conditions set forth in the Agreement, at the Closing, as defined below, Seller shall assign, transfer, convey and deliver to Buyer and Buyer shall acquire from Seller, all of Seller’s right, title and interest in and to the assets, intellectual property, regulatory materials, data, know-how, inventory and other rights relating to ThermoDox described below (collectively, the “Purchased Assets”), free and clear of all liens, security interests, encumbrances and other claims, except as expressly disclosed in writing to Buyer and accepted by Buyer in writing.

1.2 The Purchased Assets include all assets owned or controlled by Seller that are primarily related to, or necessary for, the research, development, manufacture, regulatory approval or commercialization of ThermoDox, including, without limitation, the following:

1.2.1 Manufacturing Intellectual Property, Know-How and CMC Materials. All ThermoDox manufacturing intellectual property, technical information, trade secrets, know-how, Chemistry, Manufacturing and Controls (“CMC”) information, manufacturing records, processes, methods, specifications and related documentation owned or controlled by Seller, including, without limitation:

a.	Unredacted batch records from HISUN and each other manufacturer of ThermoDox;

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b.	All CMC documentation, filings and supporting materials;
c.	All available process validation protocols, analytical methods and validation data;
d.	All available standard operating procedures;
e.	Component, raw material and supplier information, including supplier identities and specifications;
f.	Component validation and qualification data;
g.	Stability protocols, stability data and stability reports;
h.	Manufacturing methods, formulations, process parameters and specifications;
i.	Analytical methods, testing methods, release specifications and certificates of analysis;
j.	Quality control and quality assurance documentation relating to ThermoDox;
k.	Technology transfer protocols and manufacturing instructions;
l.	Product specifications and other technical information reasonably necessary to manufacture, test, release, store and supply ThermoDox; and
m.	All other manufacturing information and know-how owned or controlled by Seller and reasonably necessary for Buyer or a qualified contract development and manufacturing organization (“CDMO”) to manufacture ThermoDox.

1.2.2 Preclinical, Clinical and Development Data. All preclinical, clinical and other research and development data and records relating to ThermoDox that are owned or controlled by Seller and transferable to Buyer, including, without limitation:

a.	All clinical study reports and clinical trial protocols on file, whether implemented, completed, discontinued or not initiated;
b.	All available preclinical study reports, data and supporting documentation;
c.	Preclinical data from Dartmouth studies, including DNKO-managed studies, to the extent owned or controlled by Seller and transferable to Buyer;
d.	Available raw and processed study data, datasets, databases and statistical analyses;
e.	Available pharmacokinetic, pharmacodynamic, toxicology, safety and bioanalytical data;
f.	Available clinical safety data and pharmacovigilance information relating to ThermoDox;
g.	Available laboratory reports, technical reports, research summaries and development reports;
h.	Investigator’s brochures, including the most recent version and available prior versions;
i.	Grant submissions relating to ThermoDox;
j.	Documents and analyses prepared in support of a New Drug Application (“NDA”) or other regulatory approval; and
k.	All other available scientific and development records owned or controlled by Seller that are reasonably necessary or useful for the continued development, regulatory evaluation or commercialization of ThermoDox.

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1.2.3 Regulatory Assets and Rights. All of Seller’s transferable regulatory assets and rights relating to ThermoDox, including, without limitation:

a.	All Investigational New Drug applications (“INDs”) relating to ThermoDox filed with the U.S. Food and Drug Administration (“FDA”);
b.	All transferable regulatory applications, submissions, approvals, authorizations and registrations relating to ThermoDox filed with or issued by regulatory authorities outside the United States;
c.	All amendments, supplements, annual reports and other submissions associated with those regulatory filings;
d.	All regulatory correspondence, meeting minutes, written responses, requests for information and communications with the FDA and other regulatory authorities relating to ThermoDox;
e.	All preclinical, clinical, manufacturing and CMC information contained in or supporting those regulatory filings; and
f.	To the extent any regulatory filing, information or other regulatory asset cannot legally or practically be transferred to Buyer, all rights of reference, access and use that Seller is legally permitted to grant to Buyer and that are reasonably necessary to permit Buyer to continue the development and regulatory evaluation of ThermoDox.

1.2.3.1 Seller shall reasonably cooperate with Buyer in completing all notices, acknowledgments, transfer letters and other documentation required by the FDA or other applicable regulatory authorities to effectuate the transfer of the regulatory assets contemplated by this Agreement.

1.2.4 Existing ThermoDox Inventory. All of Seller’s existing inventory of ThermoDox drug product identified for transfer to Buyer, currently represented to consist of approximately 400 human-use vials and 300 non-human-use vials, subject to verification at Closing.

1.2.4.1	Buyer shall perform or arrange, at its cost, the agreed limited stability testing necessary to assess the activity, concentration and purity of the doxorubicin contained in that inventory and shall provide Buyer with the resulting reports and raw data.

1.2.4.2	Any additional testing reasonably required to determine the suitability of the inventory for clinical use, including sterility and bacterial endotoxin testing, shall be performed in accordance with applicable regulatory and quality requirements. Buyer may arrange such testing through a qualified laboratory, at Buyer’s cost unless the testing is required because of Seller’s breach of this Agreement or intentionally or materially inaccurate information supplied by Seller. All testing under this Section shall be done by a laboratory which has demonstrated validated methods equivalent to those filed with ThermoDox INDs.

1.2.4.3	The transfer of that inventory shall remain subject to the Clinical Trial Vial Usability Adjustment set forth in Section 11.0.

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1.2.5 Patents and Patent Rights. All of Seller’s right, title and interest in and to the patents and patent rights owned by Seller and relating primarily to ThermoDox that are identified on a schedule delivered to Buyer before Closing, including U.S. Patent Nos. [***], together with, to the extent owned by Seller and included on that schedule:

a.	Related U.S. and foreign patents and patent applications;
b.	Continuations, continuations-in-part, divisionals, reissues, reexaminations and other related patent rights;
c.	Foreign counterparts and corresponding applications;
d.	Patent prosecution files and related records; and
e.	Rights to enforce those transferred patent rights and to recover damages for infringement, to the extent legally transferable and expressly included in the applicable assignment documents.

1.2.5.1 Before Closing, Seller shall provide Buyer with a complete schedule of all patents and patent applications proposed to be transferred pursuant to this Agreement, including jurisdiction, status, maintenance-fee status and expiration information reasonably available to Seller.

1.2.6 Trademarks and Commercial Rights. All of Seller’s right, title and interest in and to the ThermoDox name and associated trademarks, trademark applications and registrations included in the transaction, together with associated goodwill and other transferable rights relating thereto.

1.2.6.1 Seller shall provide Buyer before Closing with a schedule identifying all registered and pending ThermoDox trademarks and applications included in the Purchased Assets.

2.0 Technology Transfer and Transitional Assistance.

2.1 Seller shall provide Buyer and Buyer’s designated qualified CDMO with the reasonable technology-transfer and transitional assistance necessary to facilitate the transfer and continued manufacture of ThermoDox. That assistance shall include reasonable access to Seller personnel possessing relevant technical, manufacturing, CMC, regulatory or development knowledge; transfer of applicable manufacturing and analytical methods; responses to reasonable technical inquiries; and reasonable cooperation with Buyer and its CDMO in implementing the transferred manufacturing processes.

2.2 The scope, duration and any applicable limitations or reimbursement obligations associated with that assistance shall be set forth in a written work plan approved by Buyer and Seller; provided that no reimbursement shall be required for assistance necessary to correct a Seller breach or material omission.

3.0 Future Developments and Buyer-Generated Intellectual Property.

3.1 Except for intellectual property owned by third parties or otherwise expressly provided in this Agreement, all inventions, discoveries, improvements, data, know-how, protocols, methods, clinical data, regulatory data and other intellectual property independently developed by or on behalf of Buyer following the Closing shall be owned exclusively by Buyer.

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3.2 For clarity, no provision of this Agreement shall give Seller any ownership interest in intellectual property independently developed by or on behalf of Buyer following the Closing solely because that intellectual property relates to ThermoDox, including intellectual property arising from Buyer’s development of ThermoDox for high-grade gliomas or other indications, or its investigation or use in combination with laser interstitial thermal therapy (“LITT”) or any other thermal, energy-based, device-based or other modality capable of generating, delivering, controlling or inducing localized or regional heating for purposes of triggering, enhancing or facilitating the release or delivery of ThermoDox (“Heat-Triggered Modalities”), except to the extent expressly agreed by the Parties in a writing signed by Buyer.

3.3 Buyer’s ownership of intellectual property developed in collaboration with third parties shall remain subject to the terms of the applicable research, clinical, consulting, device, manufacturing or other third-party agreement.

4.0 Delivery of Purchased Assets and Non-Competition.

4.1 At Closing, or within the specified post-Closing period agreed by the Parties in writing, Seller shall deliver or make available to Buyer the Purchased Assets and all documentation reasonably necessary to evidence and perfect Buyer’s ownership thereof.

4.2 The Parties shall prepare schedules identifying, as applicable, the transferred patents and patent applications, trademarks, regulatory filings, clinical and preclinical studies, inventory, material manufacturing records and other Purchased Assets.

4.3 Seller shall execute all patent assignments, trademark assignments, regulatory transfer documentation and other instruments of transfer reasonably necessary to evidence and perfect Buyer’s ownership of the Purchased Assets.

4.4 For a period of [***] years following the Closing, Seller shall not, directly or indirectly, develop, manufacture, market, sell, license or commercialize any liposomal doxorubicin product or any heat-triggered drug delivery product that would compete with ThermoDox, or assist any third party in doing so;

4.5 To the extent Seller retains copies of any Purchased Asset information for legal, regulatory or archival compliance purposes, Seller shall not use that information for any purpose other than such compliance and shall not disclose it to any third party except as required by law.

5.0 Post-Closing Cooperation.

5.1 Following Closing, Seller shall provide reasonable cooperation to Buyer in connection with the orderly transfer and use of the Purchased Assets, including reasonable assistance responding to inquiries from the FDA and other regulatory authorities, Buyer’s CDMO and other development partners concerning historical ThermoDox manufacturing, regulatory, preclinical and clinical activities.

5.2 The scope, duration and reimbursement of any material out-of-pocket expenses associated with post-Closing assistance shall be agreed in writing in advance; provided that Seller shall bear costs attributable to correcting its material and purposeful omissions and inaccurate information.

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6.0 Funding Condition.

6.1 The Closing shall be conditioned upon Buyer having raised or secured aggregate funding of at least Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Funding Condition”).

6.2 For purposes of satisfying the Funding Condition, qualifying funding may consist of one or more sources of capital, including equity financing, convertible securities, SAFEs or similar financing instruments, debt financing, financing conducted pursuant to Regulation Crowdfunding (“Regulation CF”), grants, philanthropic or other non-dilutive funding, strategic investment or any combination thereof.

6.3 The Funding Condition may be satisfied through one or more financing transactions or closings and shall not require that the $2,500,000 be obtained from a single investor, financing source or financing transaction.

6.4 Unless otherwise expressly agreed by the parties in writing, satisfaction of the Funding Condition shall be determined based on aggregate gross proceeds received or irrevocably committed to Buyer, provided that any committed but not yet received funding is subject only to customary closing conditions and is reasonably expected to be available to Buyer.

6.5 Buyer shall have sole discretion, subject to applicable law and the fiduciary duties of its Board of Directors, regarding the allocation and use of that funding in furtherance of the Company’s business and development of ThermoDox, including clinical trials, regulatory activities, manufacturing, CMC and drug-supply activities, technology transfer, preclinical and translational research, intellectual property development and protection, personnel and consultants, corporate operations, fundraising expenses and general working capital.

6.6 Nothing in this Section shall require Buyer to obtain financing on terms that its Board of Directors determines in good faith to be commercially unreasonable or materially adverse to the Company or its stockholders.

7.0 Development Milestones and Diligence Obligations.

7.1 Development Commitment.

7.1.1 Following the Closing, Buyer shall use commercially reasonable efforts, consistent with its Board of Directors’ fiduciary duties and based on scientific, clinical, regulatory, manufacturing, financial and commercial considerations, to advance the clinical development of ThermoDox, initially including development in high-grade gliomas and potentially in other oncology indications and in combination with LITT or other Heat-Triggered Modalities.

7.1.2 Buyer shall retain reasonable discretion, based on scientific, clinical, regulatory, manufacturing, financial and commercial considerations, to determine the design, sequencing and conduct of its development program, including the indications pursued, clinical trial design, regulatory strategy, dosing strategy, treatment modality and development pathway.

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7.2 Phase II Development Milestone.

7.2.1 Subject to this Section, Buyer shall use commercially reasonable efforts to initiate a Phase II clinical trial involving ThermoDox within [***] years following the Closing Date.

7.2.2 For purposes of this Agreement, “initiate” or “initiation” of a clinical trial means the first patient receiving study treatment in the applicable clinical trial (“First Patient Dosed”).

7.2.3 If Buyer does not initiate a Phase II clinical trial within that [***]-year period, and the failure is not attributable to an Excused Circumstance or another extension under this Agreement, Buyer shall pay Seller, within sixty (60) days after the end of that period, a development milestone payment of [***].

7.3 Phase III Development Milestone.

7.3.1 Subject to this Section, Buyer shall use commercially reasonable efforts to initiate a Phase III clinical trial involving ThermoDox within [***] years following the Closing Date.

7.3.2 If Buyer does not initiate a Phase III clinical trial within that [***]-year period, and the failure is not attributable to an Excused Circumstance, as defined below, or another extension under this Agreement, Buyer shall pay Seller, within sixty (60) days after the end of that period, a development milestone payment of [***].

7.4 Development Delays, Clinical Failure and Excused Circumstances.

7.4.1 Buyer shall not be deemed in breach of this Section, and no development milestone payment under Sections 7.2.3 or 7.3.2 shall become payable solely as a result of Buyer’s failure to meet an applicable development timeline, to the extent that failure results from an Excused Circumstance or another extension expressly provided in this Agreement.

7.4.2 “Excused Circumstance” includes force majeure events and material changes in applicable law. Otherwise, Excused Circumstances shall mean circumstances approved in writing by Seller, in its sole discretion; provided, however, that such approval shall not be unreasonably withheld, conditioned or delayed.

7.5 Discontinuation Following Development Failure.

7.5.1 If Buyer determines in good faith, based on then-current medical, scientific, regulatory or technical information, that the current development plan for ThermoDox is no longer reasonably viable, Buyer shall promptly notify Seller in writing and provide information reasonably sufficient to explain the basis for that determination and any proposed alternative development plan.

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7.5.2 Following such notice, Seller may, in its sole discretion, either (i) approve Buyer’s continued development of ThermoDox pursuant to a modified development plan, including development in a different indication, patient population, treatment setting, combination, or other scientifically reasonable development pathway, or (ii) require Buyer to discontinue development and return to Seller the Purchased Assets and rights transferred pursuant to this Agreement, subject to the terms governing such return.

7.5.3 If the Seller approves a modified development plan, Buyer’s pursuit of such modified development plan shall not constitute a breach of its development obligations under this Agreement, and the Parties shall reasonably cooperate to establish any appropriate modifications to the applicable development timelines and/or milestones consistent with the approved development plan.

7.5.4 If the Seller determines that a return is required, Buyer shall return only those Purchased Assets then owned by Buyer and reasonably capable of being transferred, excluding Buyer-developed intellectual property, improvements, replacement product, and assets subject to third-party restrictions. Upon the return, Buyer shall have no further payment obligation with respect to the returned assets, other than obligations accrued before the return.

7.6 Alternative Regulatory and Clinical Development Pathways.

7.6.1 The parties acknowledge that the appropriate clinical and regulatory development pathway for ThermoDox may evolve based on discussions with the FDA or other regulatory authorities, emerging clinical data, scientific developments or changes in the applicable standard of care.

7.6.2 Accordingly, if the FDA or another applicable regulatory authority recommends, requires or agrees to a development pathway that does not correspond precisely to clinical trial phases conventionally designated as “Phase II” or “Phase III,” the parties shall reasonably and in good faith determine the substantially equivalent clinical development milestone for purposes of this Section.

7.6.3 Buyer shall not be deemed to have failed to satisfy a development milestone solely because the applicable clinical trial is designated by a different phase, trial design or regulatory classification, provided that the trial represents the substantially equivalent clinical stage or development milestone agreed upon by the parties or determined under Section 7.4.

7.7 Acquisition, License or Transfer of the ThermoDox Program.

7.7.1 Buyer may assign, license, sublicense or transfer the ThermoDox program or any Purchased Assets in accordance with Section 9.0 and the other applicable provisions of this Agreement.

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7.7.2 In connection with a transfer of substantially all rights to the ThermoDox program, Buyer shall require the applicable successor, licensee or acquirer to assume in writing, for the benefit of Seller, the prospective development, milestone, royalty and return obligations under this Agreement to the extent those obligations relate to the rights transferred, and shall deliver a copy of that assumption to Seller. Any transfer without such assumption shall be void.

7.7.3 Following a valid assumption , Buyer shall not remain independently liable for a subsequent failure by that successor, licensee or acquirer to satisfy a development milestone, except for obligations that became due and payable before the effective date of the transfer or liabilities resulting from Buyer’s breach of this Agreement.

7.7.4 For clarity, the acquisition of Buyer itself, including through a merger, stock purchase, change of control or sale of substantially all of Buyer’s assets, shall not by itself accelerate any development milestone payment or constitute a failure to satisfy a development milestone.

7.8 No Acceleration of Development Milestones.

7.8.1 No development milestone payment under this Section shall become payable solely as a result of a financing, merger, acquisition, change of control, license, sublicense, strategic transaction or other corporate transaction involving Buyer.

7.8.2 Any development milestone payment shall become payable only upon the occurrence of the applicable circumstances expressly described in this Section, after giving effect to all applicable Excused Circumstances, cure periods and extensions.

8.0 Seller Liability, Assumption of Risk and Indemnification.

8.1 Allocation of Post-Closing Development Risk.

8.1.1 Following the Closing, Buyer acknowledges that the continued research, development, manufacture, regulatory approval and commercialization of ThermoDox will involve substantial scientific, clinical, regulatory, manufacturing, financial and commercial risks. Except as expressly provided in this Agreement, Seller does not represent or warrant that ThermoDox will successfully complete clinical development, demonstrate safety or efficacy for any particular indication, receive regulatory approval, achieve commercial acceptance or generate any particular level of revenue.

8.1.2 Following the Closing, Buyer shall be responsible for the conduct and funding of its development program and for liabilities arising from Buyer’s post-Closing development, manufacture, clinical investigation, regulatory activities, marketing or commercialization of ThermoDox, except to the extent those liabilities arise from Seller’s breach of this Agreement , Seller’s pre-Closing activities or another matter for which Seller is expressly responsible under this Agreement.

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8.2 Seller Representations and Warranties.

8.2.1 For purposes of this Section, “Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of Seller’s officers and directors. Seller represents and warrants to Buyer as of the Effective Date and as of the Closing that:

a.	Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate power and authority to enter into this Agreement, perform its obligations and consummate the transactions contemplated hereby;
b.	Seller owns good and marketable title to, or possesses valid, enforceable and transferable rights sufficient to convey, each Purchased Asset identified as being owned or transferred by Seller under this Agreement and has the right to sell, assign, transfer, convey or otherwise provide that Purchased Asset to Buyer;
c.	Except as specifically disclosed to Buyer in writing before the Closing and accepted by Buyer in writing, the Purchased Assets shall be transferred free and clear of liens, security interests and other encumbrances created by or through Seller;

d.	Seller has not previously sold, assigned, exclusively licensed or otherwise transferred any Purchased Asset in a manner that would materially conflict with the rights being transferred to Buyer under this Agreement, except as specifically disclosed to Buyer in writing before the Closing;
e.	The schedules identifying the transferred patents, patent applications, trademarks, regulatory filings, clinical studies, preclinical studies and other material Purchased Assets are complete and accurate in all material respects, subject to updates delivered to and accepted by Buyer in writing before the Closing;
f.	Seller has disclosed to Buyer any material written notice received by Seller alleging that Seller’s ownership or use of the Purchased Assets infringes or misappropriates the intellectual property rights of a third party, to the extent that notice remains unresolved;
g.	Seller has disclosed to Buyer any material written notice from the FDA or another applicable regulatory authority relating to a clinical hold, material regulatory deficiency, withdrawal, suspension or other material restriction applicable to ThermoDox that remains unresolved as of the Closing;
h.	Seller has not knowingly withheld from Buyer any material regulatory, clinical, safety, manufacturing or CMC information in Seller’s possession or control relating to ThermoDox that would reasonably be expected to materially affect Buyer’s decision to acquire or continue development of ThermoDox; and
i.	The ThermoDox inventory transferred to Buyer shall be accurately identified and described in the applicable Closing schedule, including available information regarding lot numbers, manufacture dates, expiration or retest dates, storage conditions and quantities;
j.	To Seller’s Knowledge, there is no pending or threatened litigation, arbitration, investigation or other proceeding relating to the Purchased Assets or ThermoDox.
k.	Except for assets and services generally available from third parties, the Purchased Assets constitute all assets owned or controlled by Seller that are necessary for the continued development, manufacture, regulatory approval and commercialization of ThermoDox;
l.	Seller has complied in all material respects with all applicable laws, regulations, permits, orders and regulatory requirements in connection with the research, development, manufacture, clinical investigation, regulatory activities and commercialization of ThermoDox before the Closing;

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m.	The execution, delivery and performance of this Agreement by Seller do not and will not conflict with Seller’s organizational documents or any material agreement binding Seller or the Purchased Assets, except for consents and approvals disclosed to Buyer in writing and obtained before the Closing; and
n.	No broker, finder or investment banker is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement based on an arrangement made by or on behalf of Seller.
o.	Seller has provided or will provide to Buyer before the Closing true, complete and correct copies of all material contracts, agreements, licenses, permits and other arrangements relating to the Purchased Assets that are binding on Seller or to which the Purchased Assets are subject (collectively, the “Material Contracts”), and to Seller’s Knowledge each such Material Contract is in full force and effect, Seller is not in material default thereunder, and Seller has not received written notice of any material default by any other Party thereto.

8.3 No Guarantee Regarding Transferred Inventory.

8.3.1 Except for Seller’s representations concerning the identity, history, storage, testing and condition of the transferred ThermoDox inventory, Seller does not guarantee that the existing inventory will ultimately be accepted by the FDA or another regulatory authority for use in a future clinical trial.

8.3.2 The usability of the transferred inventory for Buyer’s contemplated clinical development program shall be determined based on applicable scientific, quality and regulatory standards and shall remain subject to the Clinical Trial Vial Usability Adjustment set forth in Section 11.0.

8.3.3 Nothing in this Section shall limit Seller’s responsibility for the accuracy of information supplied to Buyer concerning the manufacture, testing, storage, stability or condition of the transferred inventory.

8.4 Seller Responsibility for Pre-Closing Matters.

8.4.1 Except for liabilities expressly assumed by Buyer pursuant to this Agreement, Seller shall remain responsible for liabilities to third parties, including governmental authorities, arising from Seller’s ownership, development, manufacture, clinical investigation or other activities involving ThermoDox occurring before the Closing.

8.4.2 Buyer shall not assume any liability or obligation of Seller merely because that liability or obligation relates to ThermoDox or the Purchased Assets unless it is expressly identified in this Agreement as an “Assumed Liability.”

8.4.3 All other liabilities and obligations to third parties, including governmental authorities, relating to periods before the Closing shall remain liabilities and obligations of Seller (the “Excluded Liabilities”).

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8.5 Seller Indemnification and Insurance.

8.5.1 Subject to the limitations, procedures and survival periods set forth in this Section, Seller shall indemnify, defend and hold harmless Buyer and its directors, officers, employees, affiliates, successors and permitted assigns from and against all losses, damages, liabilities, claims, costs and reasonable expenses (collectively, “Losses”) arising from or relating to:

a.	Any breach of Seller’s representations, warranties or covenants under this Agreement;
b.	Seller’s failure to perform its obligations under this Agreement;
c.	Any Excluded Liability;
d.	Any claim that Seller lacked the right or authority to transfer a Purchased Asset to Buyer as contemplated by this Agreement;
e.	Any lien, security interest or encumbrance created by or through Seller affecting a Purchased Asset and not expressly assumed or accepted by Buyer;
f.	Third-party claims, including claims by governmental authorities, arising from Seller’s development, manufacture, clinical investigation, regulatory activities, commercialization or other activities relating to ThermoDox occurring before the Closing, except to the extent expressly assumed by Buyer; or
g.	Fraud, intentional misrepresentation, willful misconduct or gross negligence by Seller in connection with the transactions contemplated by this Agreement.

8.5.2 Buyer shall give Seller reasonably prompt written notice of any third-party claim for which Buyer seeks indemnification, but a delay in notice shall relieve Seller only to the extent Seller is materially prejudiced. Buyer may control the defense and settlement of any such claim, with Seller entitled to participate at its own expense, and Seller shall not settle any claim in a manner that imposes liability, admits fault or restricts Buyer without Buyer’s prior written consent.

8.6 Buyer Indemnification.

8.6.1 Subject to the limitations, procedures and survival periods set forth in this Agreement, Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, employees and Affiliates from and against Losses arising from or relating solely to:

a.	Any material breach of Buyer’s representations, warranties or covenants under this Agreement;
b.	Buyer’s failure to perform its obligations under this Agreement;
c.	Buyer’s development, manufacture, clinical investigations, regulatory activities, marketing, commercialization or other use of ThermoDox following the Closing; and Buyer shall carry clinical and product liability insurance which names Seller as an additional insured; provided there is no additional cost to Buyer in naming Seller as an additional insured; or
d.	Any liabilities expressly assumed by Buyer under this Agreement; except in each case to the extent that the Losses arise from Seller’s breach of this Agreement, an Excluded Liability, or Seller’s fraud, intentional misrepresentation, willful misconduct or gross negligence.

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8.6.2 Buyer’s indemnification obligations under this Section 8.6 shall be subject to a [***] basket and shall not exceed the aggregate consideration actually received by Seller under Section 10, except for Buyer’s fraud, intentional misrepresentation or willful misconduct.

8.7 Survival, Basket and Cap.

8.7.1 For purposes of this Agreement, “Fundamental Representations” means the representations in Section 8.2.1(a) through Section 8.2.1(d) relating to Seller’s organization, authority, title, absence of liens and absence of conflicting transfers. Seller’s general representations and warranties shall survive the Closing for twenty-four (24) months. Seller’s representations and warranties relating to ownership, title, liens, prior grants, infringement or other intellectual property matters shall survive the Closing for thirty-six (36) months. Covenants and agreements shall survive in accordance with their terms, and an indemnification claim made by written notice before the applicable expiration shall survive until finally resolved.

8.7.2 Seller shall not be liable for indemnifiable Losses under this Section until the aggregate amount of those Losses exceeds [***] (the “Basket”); provided that, once the Basket is exceeded, Seller shall be liable for all indemnifiable Losses from the first dollar. The Basket shall not apply to breaches of Fundamental Representations, fraud, intentional misrepresentation, willful misconduct, gross negligence, Excluded Liabilities or claims for title to the Purchased Assets.

8.7.3 Seller’s aggregate liability for indemnifiable Losses shall not exceed the aggregate consideration actually received by Seller under Section 10.0.

8.8 No Limitation for Fraud or Intentional Misconduct.

8.8.1 Notwithstanding any limitation of liability, disclaimer, survival period, Basket, cap or other provision of this Agreement, nothing herein shall limit or exclude liability for fraud, intentional misrepresentation or willful misconduct, and no such limitation shall restrict Buyer’s right to seek equitable relief or specific performance.

9.0 Assignment, Sublicensing, Strategic Transactions and Change of Control.

9.1 Buyer’s Right to Enter Strategic Transactions.

9.1.1 Buyer shall have the right, without the prior consent of Seller, to license, sublicense, assign, transfer, sell or otherwise convey all or any portion of its rights in the Purchased Assets or the ThermoDox program to a third party, and to enter into collaborations, co-development arrangements, strategic partnerships, commercialization agreements or other transactions involving ThermoDox, subject to the express terms of this Agreement.

9.1.2 Nothing in this Agreement shall prohibit or restrict Buyer from pursuing a merger, acquisition, stock sale, asset sale, financing, reorganization, change of control or other strategic transaction involving Buyer or the ThermoDox program.

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9.2 Transfer of Applicable Obligations.

9.2.1 In connection with the sale, assignment, exclusive license or other transfer of substantially all of Buyer’s rights in the ThermoDox program, Buyer shall require the applicable successor, assignee, licensee or acquirer to assume in writing those prospective obligations under this Agreement that are expressly applicable to the ThermoDox rights or assets being transferred, including applicable development obligations, milestone payment obligations and royalty obligations arising after the effective date of the transfer.

9.2.2 Following a valid assumption in accordance with Section 7.7.3, Buyer shall not remain independently liable for obligations arising solely from the successor’s, assignee’s, licensee’s or acquirer’s activities following the effective date of the transfer, except for obligations that became due and payable before the transfer or liabilities resulting from Buyer’s breach of this Agreement.

9.3 Change of Control of Buyer.

9.3.1 A merger, consolidation, sale of capital stock, recapitalization or other transaction resulting in a change of control of Buyer shall not, by itself, constitute an assignment requiring Seller’s consent and shall not accelerate or otherwise trigger any milestone payment, royalty, development payment or other payment to Seller except as expressly provided elsewhere in this Agreement.

9.3.2 Following a change of control, Buyer’s successor shall remain subject only to the applicable obligations of Buyer under this Agreement with respect to the ThermoDox program.

9.3.3 For purposes of this Agreement, “Change of Control” means a transaction or series of related transactions pursuant to which a person or entity acquires control of more than fifty percent (50%) of the voting power of Buyer, Buyer merges or consolidates with another entity and the pre-transaction stockholders of Buyer no longer hold a majority of the voting power of the surviving entity, or Buyer sells all or substantially all of its assets.

9.4 Financing Transactions.

9.4.1 For clarity, the issuance or sale by Buyer of common stock, preferred stock, SAFEs, convertible securities, debt securities or other securities in connection with a financing, including a Regulation CF offering, shall not constitute an assignment, sublicense, sale or transfer of the ThermoDox program under this Section and shall not require Seller’s consent.

9.4.2 No financing transaction shall accelerate or otherwise trigger any milestone payment, royalty or other payment obligation to Seller except as expressly provided in this Agreement.

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9.5 Non-Exclusive Licenses and Ordinary-Course Agreements.

9.5.1 Buyer may enter into non-exclusive licenses and other agreements reasonably necessary for the research, development, manufacture, clinical investigation or commercialization of ThermoDox without Seller’s consent, including agreements with contract research organizations, clinical sites, investigators, academic institutions, consultants, laboratories, manufacturers, CDMOs, distributors, device companies and other development or commercialization partners.

10.0 Consideration.

10.1 In consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, Buyer shall provide Seller with the equity, milestone payments and royalties described in this Section, subject to the conditions, adjustments and limitations set forth in this Agreement.

10.2 Seller Equity Issuance.

10.2.1 Upon the later of (i) the Closing and (ii) Buyer having raised aggregate capital of at least Two Million Five Hundred Thousand Dollars ($2,500,000), whether that capital is raised before or after the Closing (the “Capital Raise Threshold”), Buyer shall issue to Seller shares of Buyer common stock representing four and seventy-six hundredths percent (4.76%) of Buyer’s Fully Diluted Capitalization immediately following the financing transaction or other capital contribution that causes Buyer to reach or exceed the Capital Raise Threshold (the “Equity Measurement Date”), subject to applicable law and customary issuance documentation.

10.2.2 For purposes of determining the number of shares to be issued to Seller, “Fully Diluted Capitalization” shall be calculated as of the Equity Measurement Date and shall include all issued and outstanding shares of Buyer capital stock and only those other outstanding or reserved equity securities that the parties expressly agree in writing shall be included. To the extent any portion of the Capital Raise Threshold is raised through the issuance of equity securities or securities convertible into or exercisable for equity securities, those securities shall be reflected in the Fully Diluted Capitalization used to determine Seller’s 4.76% ownership interest.

10.2.3 The shares issued to Seller shall constitute a fixed number of shares determined as of the Equity Measurement Date. Following issuance, Seller’s ownership percentage shall be subject to dilution resulting from subsequent issuances of Buyer securities, including subsequent equity financings, in the same manner as other holders of Buyer’s stock. Seller shall have no contractual right under this Agreement to maintain its 4.76% ownership percentage through the issuance of additional shares without additional consideration.

10.2.4 Seller shall have no preemptive right, anti-dilution protection, participation right or other right to acquire additional securities of Buyer solely by virtue of the equity issued pursuant to this Section, except as otherwise expressly agreed in a writing signed by Buyer.

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10.3 Development and Regulatory Milestone Payments.

10.3.1 Subject to the terms and conditions of this Agreement, Buyer shall make the following one-time milestone payments to Seller within forty-five (45) days after the first achievement of the applicable milestone with respect to ThermoDox, as verified by Buyer in good faith and supported by reasonable documentary evidence:

a.	[***] upon initiation of the first Phase III clinical trial involving ThermoDox;
b.	[***] upon FDA acceptance for filing of the first New Drug Application (“NDA”) seeking marketing approval for ThermoDox; and
c.	[***] upon FDA approval of the first NDA for ThermoDox.

10.3.2 The maximum aggregate amount payable to Seller pursuant to this Section 10.3 shall be Sixteen Million Five Hundred Thousand Dollars ($16,500,000).

10.3.3 Each milestone payment shall be payable only once, regardless of the number of indications, formulations, Heat-Triggered Modalities, clinical development programs, regulatory applications or approvals involving ThermoDox, unless otherwise expressly agreed by the parties in a writing signed by Buyer.

10.4 Definition of Milestone Achievement.

10.4.1 For purposes of this Section:

“Phase III Initiation” means administration of study treatment to the first patient in a clinical trial intended, at the time of initiation, to serve as a pivotal or Phase III study supporting regulatory approval of ThermoDox.

“NDA Acceptance” means written notification from the FDA that an NDA for ThermoDox has been accepted for substantive review and does not mean merely the submission of an NDA to the FDA.

“FDA Approval” means the FDA’s issuance of final marketing approval permitting commercial marketing of ThermoDox in the United States for at least one indication.

10.4.2 If the FDA or another applicable regulatory authority utilizes a development or approval pathway that does not correspond precisely to the foregoing terminology, the parties shall reasonably determine in good faith the substantially equivalent regulatory milestone, subject to Section 7.4.2 if they cannot agree.

10.5 Effect of Acquisition, Change of Control or Strategic Transaction.

10.5.1 No milestone payment described in this Section shall become due solely as a result of a financing, license, sublicense, collaboration, merger, acquisition, Change of Control, sale of Buyer, sale of the ThermoDox program or other strategic transaction.

10.5.2 If substantially all rights to the ThermoDox program are transferred to a successor, licensee or acquirer before achievement of a milestone, the applicable prospective milestone obligation shall transfer with the ThermoDox program in accordance with Section 9.0.

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10.5.3 No future milestone payment shall be accelerated solely because of that transaction.

10.5.4 If an acquirer or licensee of the ThermoDox program has or later acquires rights to a competitive therapeutic or device asset and if the acquirer or licensee halts development and/or clinical work or fails to achieve the Phase II or Phase III Development Milestones without the approval of Seller for the delay, the acquirer or licensee will either pay Seller all milestones not already paid to Seller pursuant to the Agreement, not to exceed Sixteen Million Five Hundred Thousand Dollars ($16,500,000) in total, or return to Seller all of the Purchased Assets.

10.6 Royalties.

10.6.1 Subject to the terms of this Agreement, Buyer shall pay Seller royalties on annual Net Sales of ThermoDox as follows:

a.	[***] of the portion of annual Net Sales up to and including [***];
b.	[***] of the portion of annual Net Sales greater than [***] and up to and including [***]; and
c.	[***] of the portion of annual Net Sales exceeding [***].

10.6.2 For clarity, the foregoing royalty rates shall apply incrementally to the applicable portions of annual Net Sales and not retroactively to all Net Sales upon achievement of a higher sales tier.

10.7 Net Sales.

10.7.1 “Net Sales” means the gross amounts invoiced, billed, charged, received or otherwise recognized as consideration by Buyer, its Affiliates, licensees or sublicensees from bona fide sales or other dispositions of ThermoDox to unrelated third parties, less, without duplication, all customary, reasonable and actually incurred, accrued, credited, allowed or reasonably allocable deductions, allowances, charges and adjustments relating to such sales, including:

a.	Trade, cash, prompt-payment, quantity, volume, formulary, promotional, launch, stocking, distribution and other customary discounts, whether mandatory or voluntarily granted;
b.	Credits, rebates, chargebacks, refunds, allowances, price adjustments, retroactive price reductions and similar amounts, including those granted to customers, wholesalers, distributors, group purchasing organizations, pharmacy benefit managers, managed care organizations, insurers, governmental entities and other third-party payors or intermediaries;
c.	Returns, recalls, withdrawals, replacements, rejected, damaged, defective, expired, obsolete or destroyed product, including reasonable reserves therefor, subject to customary true-up;

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d.	Governmental or regulatory rebates, discounts, refunds, assessments, fees, levies, clawbacks and similar payments, including amounts arising under Medicaid, Medicare, 340B, Veterans Affairs, Federal Supply Schedule, Medicare Part B discarded-drug rebate obligations, or any analogous U.S. or non-U.S. governmental or public healthcare program;
e.	Sales, use, value-added, excise, turnover and similar taxes, customs duties, tariffs, import or export charges and other governmental charges imposed directly with respect to the manufacture, importation, distribution, sale or disposition of ThermoDox, excluding taxes based upon net income;
f.	Freight, shipping, transportation, warehousing, storage, handling, distribution, logistics, customs clearance and insurance charges, whether separately invoiced or included in the selling price;
g.	Wholesaler, distributor, specialty pharmacy, specialty distributor, group purchasing organization, pharmacy benefit manager and similar distribution, administrative, service, data, inventory-management, market-access or channel fees;
h.	Patient assistance, copay assistance, coupon, discount-card, affordability, indigent-care, free-goods, replacement-goods and similar patient-access programs;
i.	Bad debts, uncollectible accounts, write-offs and doubtful-account reserves attributable or reasonably allocable to sales of ThermoDox, subject to customary subsequent adjustment for amounts later recovered;
j.	Currency conversion losses, foreign-exchange adjustments and other customary currency-related adjustments attributable or reasonably allocable to such sales;
k.	Discounts, rebates, credits, fees, concessions and other price reductions attributable or reasonably allocable to ThermoDox when sold as part of a combination, package, capitated, risk-sharing, outcomes-based, value-based or other arrangement involving one or more other products, services, procedures, devices, technologies or therapeutics subject to Section 10.7.5;
l.	Fees, assessments, rebates, discounts, concessions or payments required as a condition of formulary placement, market access, reimbursement, distribution, purchasing eligibility, tender participation or continued commercial availability;
m.	Amounts paid or credited to third parties in connection with performance guarantees, outcomes-based arrangements, warranty obligations, service-level commitments or other post-sale commercial adjustments;
n.	Reasonable reserves for any of the foregoing deductions, determined in accordance with Buyer’s consistently applied accounting policies, with appropriate subsequent true-up; and
o.	Any other customary or commercially reasonable deductions, charges, expenses or adjustments of a type deducted in determining net sales for pharmaceutical or biotechnology products, in each case determined in accordance with Buyer’s consistently applied accounting policies and generally accepted accounting principles or International Financial Reporting Standards, as applicable.

For clarity, deductions may be taken in the period in which they are accrued, reserved, credited or otherwise recognized in accordance with Buyer’s consistently applied accounting policies, rather than solely when cash payment is made, and shall be subject to customary subsequent true-up.

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10.7.2 Sales, transfers or dispositions of ThermoDox among Buyer, its Affiliates, licensees or sublicensees for purposes of resale shall not constitute Net Sales. Net Sales shall instead be recognized upon the first bona fide sale or other disposition of ThermoDox to an unrelated third party.

10.7.3 Notwithstanding anything to the contrary, Net Sales shall exclude any disposition, transfer or provision of ThermoDox:

a.	for use in clinical trials, investigator-initiated trials, expanded-access studies, preclinical or nonclinical studies, research, development, testing, validation, analytical, regulatory or manufacturing-development activities;
b.	pursuant to expanded access, compassionate use, named-patient, emergency-use, Right to Try or similar programs under applicable federal, state, local or foreign law;
c.	for patient assistance, indigent use, humanitarian purposes or other non-commercial access programs;
d.	as samples, donations, free goods, replacement product or other product supplied without charge; or
e.	where Buyer, its Affiliates, licensees or sublicensees receives only reimbursement or recovery of manufacturing, acquisition, packaging, labeling, storage, handling, shipping, distribution, administration, monitoring, regulatory or other costs associated with making ThermoDox available.

Amounts received solely as reimbursement or recovery of costs in connection with any foregoing use shall not constitute consideration from a sale and shall not be included in Net Sales.

If amounts received in connection with any such use exceed the applicable costs incurred or reasonably allocated thereto, only such excess amount shall be included in Net Sales, unless otherwise agreed in writing by the Parties.

10.7.4 Amounts charged or received by an unrelated hospital, physician, treatment center, healthcare provider or other third party for medical procedures, professional services, facility charges, devices, imaging, hospitalization, administration, monitoring or other products or services associated with the use of ThermoDox shall not constitute Net Sales unless and to the extent such amounts are actually received or recognized by Buyer, its Affiliates, licensees or sublicensees as consideration for ThermoDox.

10.7.5 If ThermoDox is sold, supplied or otherwise commercialized in combination with or included in a transaction involving one or more other products, devices, services, procedures, technologies or therapeutics for a single or aggregate price, Buyer shall allocate the aggregate consideration among ThermoDox and such other items using generally acceptable accounting rules on revenue recognition as Buyer determines in good faith.

Any discounts, rebates, credits, concessions, fees or other adjustments applicable to such bundled or combination arrangement may be allocated among the applicable components on a reasonable and consistently applied basis.

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10.7.6 For any sale or disposition involving non-cash consideration, Net Sales shall include the fair market value of such consideration as reasonably determined by Buyer in good faith.

10.7.7 No amount shall be deducted more than once in calculating Net Sales. To the extent any deduction, reserve or adjustment is subsequently reversed, refunded or recovered, Net Sales shall be appropriately adjusted in the period in which such reversal, refund or recovery is recognized.

10.7.8 For purposes of determining deductions attributable to ThermoDox, Buyer may use reasonable allocation methodologies where a deduction, rebate, charge, fee, reserve or other adjustment applies across multiple products, customers, channels, territories or commercial arrangements, provided such methodology is consistently applied and in accordance with Buyer’s accounting policies and applicable accounting standards.

10.7.9 For purposes of this Agreement, “Affiliate” means, with respect to a person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with that person or entity, for as long as that control exists. “Control” means direct or indirect ownership of more than fifty percent (50%) of the voting securities or other ownership interests of an entity, or the power to direct the management and policies of an entity, whether by contract or otherwise. For clarity, following a Change of Control of Buyer, Buyer’s Affiliates shall include the acquirer and its Affiliates.

10.8 Combination Products and Integrated Treatment Offerings.

10.8.1 If ThermoDox is sold as part of a combination product, bundled treatment, integrated therapeutic offering or other commercial arrangement that includes another drug, device, procedure, diagnostic or Heat-Triggered Modality, royalties shall be calculated only on the portion of Net Sales reasonably attributable to ThermoDox.

10.8.2 The allocation methodology shall be based, where practicable, on the relative standalone selling prices or fair market values of ThermoDox and the other components of the applicable offering, as reasonably determined by Buyer in good faith and applied consistently.

10.8.3 For clarity, Seller shall not be entitled to a royalty on revenues attributable solely to a LITT device or other Heat-Triggered Modality, medical procedure, diagnostic, imaging service or other product or service that is not ThermoDox.

10.9 Royalty Term.

10.9.1 “First Commercial Sale” means the first bona fide commercial sale of ThermoDox by Buyer or its Affiliates, licensees or sublicensees to an unrelated third party in a country after obtaining all regulatory approvals required for commercial sale in that country. The obligation to pay royalties with respect to ThermoDox shall apply on a country-by-country basis for a period of ten (10) years commencing upon the First Commercial Sale in the applicable country (the “Royalty Term”). Upon expiration of the ten (10)-year Royalty Term for a particular country, Buyer’s obligation to pay royalties on Net Sales of ThermoDox in that country shall automatically terminate.

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10.9.2 For the avoidance of doubt, the Royalty Term shall be determined separately for each country, and the commencement or expiration of the Royalty Term in one country shall not affect the Royalty Term applicable to any other country.

10.10 Royalty Reporting and Payment. Following the commencement of commercial sales of ThermoDox in applicable countries, Buyer shall provide Seller with quarterly reports setting forth Net Sales and royalties due under this Section and shall pay applicable royalties within forty-five (45) days after the end of each calendar quarter.

10.11 No Additional Consideration. Except for the equity, milestone payments, royalties and other amounts expressly provided in this Agreement, Seller shall not be entitled to any additional consideration arising from Buyer’s development, financing, licensing, commercialization, sale or other disposition of ThermoDox or Buyer unless separately agreed by the parties in a writing signed by Buyer.

11.0 Clinical Trial Vial Usability Adjustment and Economic Adjustment.

11.1 Intended Use of Transferred Inventory.

11.1.1 The Parties acknowledge that a material component of the Purchased Assets is the existing inventory of ThermoDox drug product transferred to Buyer pursuant to Section 1.2.4, and that Buyer intends, subject to applicable scientific, quality and regulatory requirements, to evaluate that inventory for potential use in Buyer’s early-stage clinical development program.

11.1.2 Nothing in this Agreement shall require Buyer to administer transferred ThermoDox inventory to human subjects unless Buyer determines in good faith that the inventory is suitable for clinical use and its use is consistent with applicable regulatory requirements, product specifications, clinical standards and patient-safety considerations.

11.2 Determination of Clinical Usability.

11.2.1 The transferred ThermoDox inventory shall be considered unusable for purposes of this Section if Buyer determines in good faith, based on reasonable scientific, manufacturing, quality, clinical or regulatory standards, that all or a material portion of the transferred human-use inventory cannot reasonably be used to support Buyer’s Phase I clinical development program.

11.2.2 That determination may be based on, without limitation:

a.	Expiration of the applicable drug product;
b.	Failure to satisfy applicable stability requirements;
c.	Degradation of the drug product or any material component thereof;
d.	Failure to meet applicable identity, strength, quality, purity, potency or other product specifications;
e.	Failure of sterility, bacterial endotoxin or other required release or quality testing;
f.	Inadequate remaining shelf life to reasonably support the contemplated clinical trial;

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g.	Inability to establish or document appropriate storage, chain of custody, manufacturing history or product quality;
h.	Failure to satisfy applicable FDA, institutional, clinical-site or other regulatory or quality requirements for use in a human clinical trial;
i.	A determination or requirement by the FDA or another applicable regulatory authority that new or replacement clinical drug product is required.

11.3 Testing and Evaluation.

11.3.1 Seller shall provide Buyer with all available manufacturing, release, stability, storage, quality and other records reasonably necessary to evaluate the transferred ThermoDox inventory.

11.3.2 Buyer may, at its option, conduct or arrange independent or confirmatory limited stability testing of the transferred inventory to assess the activity, concentration and purity of the doxorubicin contained therein. All testing under this Section shall be done by a laboratory which has demonstrated validated methods equivalent to those filed with ThermoDox INDs.

11.3.3 Additional testing reasonably necessary to determine clinical usability, including sterility and bacterial endotoxin testing, shall be conducted in accordance with applicable quality and regulatory requirements.

11.3.4 Buyer shall be entitled to obtain independent testing or evaluation of the transferred inventory by a qualified laboratory, CDMO or other appropriately qualified third party.

11.4 Triggering Event.

11.4.1 The adjustments described in this Section shall apply if Buyer determines in good faith, based on the criteria described above and supported by reasonable scientific, quality or regulatory evidence, that the transferred human-use ThermoDox inventory is not reasonably sufficient or suitable to support Buyer’s Phase I clinical development program and, as a result, Buyer is required to manufacture, procure or otherwise obtain replacement clinical drug product.

11.4.2 Buyer shall provide Seller with written notice of that determination together with a reasonable summary of the basis for the determination.

11.4.3 Seller’s consent shall not be required for the adjustment to become effective.

11.4.4 If Seller reasonably disputes Buyer’s determination, the Parties shall refer the matter to a mutually acceptable independent expert with appropriate pharmaceutical manufacturing, CMC, quality or regulatory expertise. The independent expert’s determination shall be binding for purposes of this Section, absent manifest error, and the Parties shall share the expert’s fees equally.

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11.5 Reduction of Milestone Payments.

11.5.1 Upon the occurrence of the triggering event described in Section 11.4, each development and regulatory milestone payment otherwise payable to Seller pursuant to Section 10.3 shall automatically be reduced by fifty percent (50%).

11.5.2 Accordingly, based on the milestone amounts specified in Section 10.3, the adjusted milestone payments shall be:

a.	Phase III initiation: reduced from [***];
b.	FDA acceptance of an NDA for filing: reduced from [***]; and
c.	FDA approval: reduced from [***].

11.5.3 The maximum aggregate development and regulatory milestone payments payable following application of this adjustment shall therefore be [***].

11.6 Reduction of Royalty Rates.

11.6.1 Upon the occurrence of the triggering event described in Section 11.4, each royalty rate otherwise payable to Seller pursuant to Section 10.6 shall automatically be reduced by fifty percent (50%).

11.6.2 Accordingly, the adjusted royalty rates shall be:

a.	[***] of the portion of annual Net Sales up to and including [***];
b.	[***] of the portion of annual Net Sales greater than [***] and up to and including [***]; and
c.	[***] of the portion of annual Net Sales exceeding [***].

11.6.3 All other provisions governing the calculation and payment of royalties, including the definition of Net Sales, treatment of combination products and applicable Royalty Term, shall remain unchanged except as otherwise expressly provided in this Agreement.

11.7 Extension of Development Milestones.

11.7.1 Upon the occurrence of the triggering event described in Section 11.4, the applicable deadlines for achievement of the Phase II and Phase III development milestones described in Sections 7.2 and 7.3 shall each automatically be extended by eighteen (18) months.

11.7.2 Accordingly, unless further extended pursuant to Section 7.4 or another provision of this Agreement, the Phase II development milestone shall be measured four and one-half (4.5) years from the Closing Date and the Phase III development milestone shall be measured eight and one-half (8.5) years from the Closing Date.

11.7.3 The eighteen (18)-month extension provided by this Section shall be in addition to any further extension resulting from a material delay constituting an Excused Circumstance under Section 7.4, provided that Buyer shall not receive duplicative extensions for the same period of delay based on the same underlying circumstance.

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11.8 Replacement Drug Product.

11.8.1 Following a determination that the transferred inventory is unusable or insufficient as described herein, Buyer shall have sole discretion, subject to applicable regulatory requirements, to determine the appropriate strategy for obtaining replacement clinical drug product, including technology transfer to and manufacture by a qualified CDMO.

11.8.2 Any replacement ThermoDox drug product manufactured by or on behalf of Buyer following Closing shall constitute property of Buyer, subject only to Seller’s milestone and royalty rights expressly set forth in this Agreement.

11.8.3 Seller shall provide the technology-transfer assistance and manufacturing information required under Sections 1.0 and 2.0 to reasonably facilitate manufacture of replacement ThermoDox drug product.

11.9 No Breach Resulting From Inventory Failure.

11.9.1 A determination that the transferred ThermoDox inventory is unusable or insufficient for Buyer’s contemplated clinical development program shall not constitute a breach of this Agreement by Buyer or a failure by Buyer to satisfy its development milestones.

11.9.2 Buyer shall not be required to use transferred inventory that Buyer, its qualified advisers, the FDA or another applicable regulatory authority reasonably determines is unsuitable for clinical use in order to avoid triggering the adjustments provided by this Section.

11.10 Survival of Adjustments.

11.10.1 Once the adjustments to milestone payments and royalty rates described in this Section have been triggered, those adjustments shall be permanent and shall continue to apply notwithstanding Buyer’s subsequent manufacture or procurement of replacement ThermoDox inventory.

11.10.2 The subsequent availability of clinically usable replacement drug product shall not restore the original milestone amounts or royalty rates.

12.0 Corporate Structure, Governance and Consulting Arrangements.

12.1 Corporate Structure and Capitalization.

12.1.1 Buyer has been formed as a Delaware C-corporation under the name VoxelDox Therapeutics, Inc. and shall serve as the entity acquiring and developing the Purchased Assets contemplated by this Agreement.

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12.1.2 The Company shall maintain its corporate existence and governance in accordance with applicable Delaware law, its Certificate of Incorporation, Bylaws, Board-approved policies and other governing documents, as those documents may be amended from time to time in accordance with applicable law and their respective terms.

12.1.3 The Company’s authorized capitalization currently consists of 10,000,000 shares of common stock, par value $0.00001 per share, subject to amendment from time to time as approved in accordance with applicable law and the Company’s governing documents.

12.1.4 The capitalization of the Company, including the issuance of founder shares, equity incentive awards, consultant equity, Seller equity contemplated by Section 10.2 and securities issued in connection with future financings, shall be determined and approved by the Company’s Board of Directors in accordance with applicable law and the Company’s governing documents.

12.1.5 Except for the specific equity and governance rights expressly granted to Seller under this Agreement, nothing in this Agreement shall restrict the Company’s ability to authorize or issue additional shares or other securities, establish or increase an equity incentive plan, issue equity to employees, directors, consultants or advisers, raise additional capital, issue SAFEs or convertible securities, conduct a Regulation CF offering, create additional classes or series of capital stock or otherwise modify its capitalization in accordance with applicable law and the Company’s governing documents.

12.1.6 Seller acknowledges that any equity interest issued to Seller pursuant to Section 10.2 shall be subject to dilution resulting from subsequent issuances of Company securities, including financings, equity incentive awards, strategic transactions and other equity issuances, except as otherwise expressly agreed by the Company in writing.

12.1.7 Nothing in this Agreement shall grant Seller any preemptive right, anti-dilution right, participation right, right of first refusal, right of first offer, consent right or other right with respect to future issuances of Company securities, except as expressly provided elsewhere in this Agreement.

12.2 Board Composition, Governance and Reporting.

12.2.1 The Company will establish a five (5) member board of directors. Company shall have the right to appoint one (1) board member and one (1) non-voting board observer. Seller shall have the right to appoint one (1) board member and one (1) non-voting board observer until the closing of a Qualified Financing, as defined in this Section 12.2.4. Subject to Section 12.2.2, the remaining three (3) board seats will be filled by independent directors nominated by the Company.

12.2.2 Each independent director shall possess relevant experience in the biotechnology, pharmaceutical, life sciences or related industries, or significant expertise in corporate governance, regulatory affairs, clinical development, financing or commercialization relevant to biotechnology companies.

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12.2.3 The appointment, removal and replacement of directors, including independent directors, shall be governed exclusively by Delaware law and the Company’s Certificate of Incorporation, Bylaws and other governing documents. Company may exclude Seller’s non-voting board observer from a board meeting for confidentiality, privilege or conflict reasons.

12.2.4 For purposes of this Section, a “Qualified Financing” means the first bona fide equity financing of Buyer occurring after Buyer has raised aggregate capital of at least Two Million Five Hundred Thousand Dollars ($2,500,000), whether that initial capital is raised before or after the Closing and whether from dilutive or non-dilutive sources, in which Buyer issues and sells equity securities to one or more investors for the primary purpose of raising capital. For the avoidance of doubt, the financing or other capital contributions comprising the Funding Condition in Section 6.1 shall not constitute the Qualified Financing.

12.2.5 The composition of the Board after a Qualified Financing shall be determined by the Company’s Board and stockholders in accordance with Delaware law and the Company’s governing documents, taking into account the requirements and expectations of the investors in that financing.

12.2.6 Upon the closing of a Qualified Financing, any informal observer arrangement or other special governance accommodation for Seller, if any, shall automatically terminate, and Seller shall retain only the rights expressly set forth in this Agreement.

12.2.7 Except as expressly provided in this Agreement, Seller shall have no right to receive development updates, clinical data, regulatory strategy information, Board materials, financial projections or other proprietary information of Buyer.

12.2.8 Buyer’s reporting obligations to Seller shall be limited to (i) information reasonably necessary for Seller to verify achievement of development milestones and calculation of milestone payments, (ii) quarterly royalty reports as provided in this Agreement, and (iii) notice of any event triggering an adjustment under Section 11.0, each at reasonable intervals and subject to Buyer’s confidentiality restrictions.

12.3 Consulting Agreements and Equity Grants.

12.3.1 Subject to approval by the Company’s Board of Directors, applicable law, the Company’s governing documents and execution of separate consulting agreements, the Company shall grant Michael H. Tardugno and Frederick J. Fritz shares of Company stock representing two and thirty-eight hundredths percent (2.38%) of the Company’s Fully Diluted Capitalization for each consultant, as determined immediately following the financing transaction or other capital contribution that causes the Company to reach or exceed the Capital Raise Threshold (the “Consultant Shares”). To the extent any portion of the Capital Raise Threshold is raised through the issuance of equity securities or securities convertible into or exercisable for equity securities, those securities shall be reflected in the Fully Diluted Capitalization used to determine the Consultant Shares.

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12.3.2 The Consultant Shares granted to each consultant shall constitute a fixed number of shares determined as of the applicable measurement date. Following issuance, neither consultant shall have any contractual right to maintain his 2.38% ownership percentage, and each shall be subject to dilution resulting from subsequent financings and other issuances of Company securities in the same manner as other holders of Company stock, except as otherwise expressly agreed in writing.

12.3.3 The Consultant Shares shall be issued in consideration for consulting services to be provided to the Company over a three (3) year period, expected to average approximately five (5) hours per month per consultant. The services shall be further described in separate consulting agreements. Vesting shall commence on the date the applicable consulting agreement is executed, with credit for service from that date through issuance, and shall occur in equal monthly installments over thirty-six (36) months, with no cliff, subject to continued service and the repurchase or forfeiture of unvested shares in accordance with the applicable stock purchase and consulting agreements. Any termination by the Company other than for cause shall be addressed in the applicable consulting agreement.

12.3.4 Each consultant shall enter into customary confidentiality, proprietary information, invention assignment and intellectual property agreements with the Company as a condition to the issuance of the Consultant Shares.

13.0 Buyer Representations and Warranties.

13.1 Buyer represents and warrants to Seller as of the Effective Date and as of the Closing that:

a.	Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own its property and conduct its business;
b.	Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;
c.	The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy and equitable principles;
d.	The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with Buyer’s organizational documents or any material agreement binding Buyer, and no consent or approval is required from any governmental authority or other person except those obtained or disclosed to Seller in writing; and
e.	No broker, finder or investment banker is entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement based on an arrangement made by or on behalf of Buyer.

14.0 Conditions to Closing.

14.1 “Closing” means the consummation of the transactions contemplated by this Agreement. The date on which Closing occurs is the “Closing Date.”

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14.2 Conditions to Buyer’s Obligation to Close.

14.2.1 Buyer’s obligation to consummate the Closing is subject to satisfaction or written waiver by Buyer of each of the following conditions:

a.	Seller’s representations and warranties are true and correct as of the Effective Date and as of the Closing, subject to any materiality qualifiers stated therein;
b.	Seller has performed in all material respects all covenants and obligations required to be performed by Seller before or at the Closing;
c.	Seller has delivered all required bills of sale, assignments, consents, regulatory transfer documents, schedules, records, inventory and other instruments reasonably necessary to transfer and perfect Buyer’s ownership of the Purchased Assets;
d.	No Material Adverse Effect has occurred and is continuing with respect to the Purchased Assets between the Effective Date and the Closing;
e.	All material consents, approvals, waivers and authorizations required from governmental authorities, counterparties, licensors, manufacturers or other persons to consummate the transactions and transfer the Purchased Assets have been obtained and remain effective;
f.	Buyer has completed its due diligence review of the Purchased Assets and the ThermoDox program to Buyer’s satisfaction in Buyer’s sole discretion;
g.	The Funding Condition has been satisfied or waived in writing by Buyer; and
h.	No law, order, injunction or proceeding prohibits or materially restrains the consummation of the transactions contemplated by this Agreement.

14.2.2 For purposes of this Agreement, “Material Adverse Effect” means any event, change, effect or circumstance that, individually or in the aggregate, materially impairs the ownership, validity, enforceability, value, condition or ability to develop, manufacture, obtain regulatory approval for or commercialize any material portion of the Purchased Assets. General economic, industry or market changes shall be excluded unless they disproportionately adversely affect the Purchased Assets relative to comparable assets.

14.3 Conditions to Seller’s Obligation to Close.

14.3.1 Seller’s obligation to consummate the Closing is subject to satisfaction or written waiver by Seller of the following conditions:

a.	Buyer’s representations and warranties are true and correct as of the Effective Date and as of the Closing, subject to any materiality qualifiers stated therein;
b.	Buyer has performed in all material respects its covenants and obligations required before or at the Closing; and
c.	Buyer has delivered the consideration expressly due at the Closing under this Agreement.

14.4 Waiver of Conditions.

14.4.1 Buyer may waive any condition to its obligation to close in whole or in part by written notice to Seller. No waiver of a condition shall be effective unless made in writing, and no waiver shall be construed as a waiver of any other condition or of any breach of this Agreement.

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15.0 Termination Rights.

15.1 Buyer’s Termination Rights.

15.1.1 Buyer may terminate this Agreement by written notice to Seller at any time before the Closing if:

a.	the Closing has not occurred within ninety (90) days after the Effective Date, or by any later outside date agreed in writing by Buyer, unless the failure to close is primarily caused by Buyer’s material breach;
b.	Seller breaches any representation, warranty, covenant or other obligation under this Agreement and the breach is not cured within thirty (30) days after Seller receives written notice from Buyer, or the breach is incapable of cure;
c.	a Material Adverse Effect occurs with respect to the Purchased Assets;
d.	any condition to Buyer’s obligation to close cannot be satisfied or is not waived by Buyer; or
e.	Buyer determines in good faith that its due diligence review is not satisfactory or that proceeding with the transaction is not in the best interests of Buyer or its stockholders.

15.2 Seller’s Termination Rights.

15.2.1 Seller may terminate this Agreement by written notice to Buyer only if Buyer materially breaches this Agreement and fails to cure the breach within thirty (30) days after receiving written notice, or if the Closing has not occurred by June 30, 2027 or any later date agreed in writing by both Parties. Except for the foregoing outside-date right, Seller shall have no termination right based solely on Buyer’s exercise of a condition, discretion or remedy expressly granted under this Agreement.

15.3 Effect of Termination.

15.3.1 Upon termination in accordance with this Section, this Agreement shall be of no further force or effect, except that termination shall not relieve either Party from liability for any breach occurring before termination or for fraud, intentional misrepresentation or willful misconduct. If Closing has not occurred, no equity, milestone payment, royalty or other consideration shall be due from Buyer, and Seller shall promptly return any amounts previously received from Buyer.

16.0 Governing Law and Dispute Resolution.

16.1 Governing Law. This Agreement and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law or conflict-of-laws rule that would cause the laws of another jurisdiction to apply.

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16.2 Good-Faith Negotiation.

16.2.1 “Business Day” means a day other than a Saturday, Sunday or public holiday on which commercial banks are open for business in Wilmington, Delaware.

16.2.2 Before commencing arbitration, a Party shall provide written and e-mail notice of the dispute to the other Party, and the Parties shall attempt in good faith to resolve the dispute through negotiations between authorized representatives for at least fifteen (15) Business Days after delivery of that notice.

16.3 Binding Arbitration.

16.3.1 Any dispute not resolved through good-faith negotiation shall be finally resolved by confidential, binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall be conducted before one arbitrator with substantial experience in life-sciences transactions, in Wilmington, Delaware, or remotely by agreement of the Parties. The arbitrator’s award shall be final and binding and may be entered and enforced in any court of competent jurisdiction. The arbitrator may award any remedy available under applicable law, including specific performance, injunctive relief and reasonable attorneys’ fees and costs where appropriate.

16.3.2 Notwithstanding the foregoing, either Party may seek temporary, preliminary or permanent injunctive relief, specific performance or other equitable relief in the state or federal courts located in Delaware to protect intellectual property, confidential information or the status quo, or to compel arbitration. The Parties consent to the exclusive jurisdiction of those courts for those limited purposes.

17.0 Confidentiality.

17.1 Each Party shall maintain the confidentiality of the other Party’s Confidential Information exchanged in connection with this Agreement and shall not disclose it to any third party except to its directors, officers, employees, advisers and representatives who have a need to know such information and are bound by confidentiality obligations at least as protective as this Section.

17.2 “Confidential Information” means all non-public information relating to a Party’s business, operations, assets, technology, development plans, clinical data, regulatory strategy, financial condition, capitalization and the terms of this Agreement, excluding information that (i) is or becomes publicly available through no fault of the receiving Party, (ii) was known to the receiving Party before disclosure, (iii) is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information, or (iv) is required to be disclosed by applicable law, regulation, court order or governmental proceeding, provided that the receiving Party gives the disclosing Party prompt written notice to permit the disclosing Party to seek a protective order.

17.3 The obligations under this Section shall survive the Closing and any termination of this Agreement for a period of five (5) years; provided that, with respect to any Confidential Information that constitutes a trade secret under applicable law, such obligations shall survive for so long as that information remains a trade secret.

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17.4 Each Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Section, without the necessity of proving actual damages or posting any bond.

18.0 Publicity; Press Releases.

18.1. Neither Party shall issue any press release or make any public announcement, statement, or disclosure about this Agreement, its terms, or the transactions it contemplates without the prior written consent of the other Party. Each Party will give the other Party a reasonable opportunity to review and comment on the proposed text of any such press release or public announcement, and consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, either Party may make a disclosure that is required by applicable law, regulation, or the rules of any securities exchange on which that Party’s securities are listed, provided that, to the extent legally permitted and reasonably practicable, the disclosing Party (a) gives the other Party prompt advance notice of the required disclosure and (b) consults in good faith with the other Party on the content and timing of the disclosure. Once a press release or public announcement has been approved under this Section, either Party may later repeat information contained in it without further consent, as long as that information remains accurate.

19.0 Miscellaneous.

19.1 Entire Agreement. This Agreement, together with the schedules and other instruments expressly incorporated herein, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous discussions, proposals, negotiations, understandings and agreements relating to that subject matter.

19.2 Amendment. No amendment, modification or supplement to this Agreement shall be effective unless set forth in a written instrument signed by authorized representatives of both Parties.

19.3 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver is asserted. No failure or delay in exercising any right shall operate as a waiver of that right or any other right.

19.4 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, that provision shall be enforced to the maximum extent permitted by law and the remaining provisions shall remain in full force and effect.

19.5 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together constitute one instrument. Signatures delivered electronically or by facsimile shall be effective as originals.

19.6 Notices. All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, mailed by certified mail return receipt requested or sent by email with confirmation of transmission, in each case to the address or email address set forth in the applicable signature block or to another address designated by notice. A notice shall be effective upon receipt, except that an email sent after 5:00 p.m. in the recipient’s time zone shall be deemed received on the next Business Day.

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19.7 Assignment. Seller may not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations without Buyer’s prior written consent. Buyer may assign, delegate or transfer this Agreement or any portion of its rights or obligations without Seller’s consent to a successor, acquirer, licensee, financing source or other person in connection with a merger, change of control, financing, sale, license or other strategic transaction involving Buyer or the ThermoDox program. Any permitted assignee shall assume the applicable obligations in writing in accordance with Section 7.7.2, and no assignment shall release the assigning Party from obligations accrued before the assignment or from liabilities arising from its prior breach; provided that Buyer shall be released from prospective obligations to the extent expressly provided in Sections 7.0 and 9.0.

19.8 Further Assurances. Each Party shall execute and deliver such additional documents and take such additional actions as may be reasonably necessary to carry out the purposes of this Agreement; provided that Seller shall bear the costs of actions needed to correct its breach or omission.

19.9 Expenses and Taxes. Except as expressly provided in this Agreement, each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall be responsible for all transfer, sales, use, documentary, stamp and similar taxes arising from the transfer of the Purchased Assets, excluding taxes imposed on Buyer’s income.

19.10 No Third-Party Beneficiaries. Except for the indemnified persons expressly identified in Section 8.0, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and creates no rights in any other person.

19.11 Headings and Construction. The headings in this Agreement are for convenience only and shall not affect interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation,” and the singular includes the plural and vice versa as the context requires.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IMUNON, INC.

By:	/s/ Stacy R. Lindborg
Name:	Stacy R. Lindborg, Ph.D.
Title:	President & CEO

VOXELDOX THERAPEUTICS, INC.

By:	/s/ Katherine Oak	By:	/s/ Robbin Fmka
Name:	Katherine Oak	Name:	Robbin Fmka
Title:	Co-Founder/CEO	Title:	Co-Founder/COO

Signature Page to Asset Purchase Agreement